Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

1st QUARTER EARNINGS

May 10, 2006

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $1.1 million for the first quarter ended March 31, 2006. This amount was consistent with earnings for the prior year’s first quarter. First PacTrust Bancorp reported diluted earnings per share of $.27 for the first quarter ended March 31, 2006 compared to diluted earnings per share of $.26 for the first quarter ended March 31, 2005.

For the quarter ended March 31, 2006, total interest income increased approximately $2.0 million, to $10.3 million from $8.3 million in the same period of the prior year, primarily reflecting a $63.6 million increase in the average balance of loans receivable due to growth as well as a 63 basis point increase in the average yield on loans receivable. Total interest expense increased $2.1 million to $5.6 million for the quarter ended March 31, 2006 from $3.5 million for the first quarter of the prior year. The increase in interest expense resulted from a 100 basis point increase in the Company’s cost of funds due to increases in market interest rates and a $52.2 million increase in the average balance of deposits from $445.9 million of the quarter ended March 31, 2005 to $498.1 million for the quarter ended March 31, 2006. Interest expense was also affected by an increase in advances from the Federal Home Loan Bank which were used to fund loan growth as rates paid on those advances increased 99 basis points compared to the prior year’s first quarter. Net interest income before provision for loan losses decreased $64,000 to $4.7 million for the quarter ended March 31, 2006, compared to $4.8 million in the same period of the prior year, due to a 30 basis point decline in the Company’s net interest margin resulting from the same factors mentioned above.

Provisions for loan losses of $71,000 and $80,000 were made for the quarters ended March 31, 2006 and 2005, respectively. The allowance for loan losses was $4.8 million or 0.67% of totals loans at March 31, 2006 compared to .71% of total loans at March 31, 2005, primarily resulting from a continued low level of charge-offs, limited non-performing assets as well as other adjustments made for economic trends.

Noninterest income increased $28,000 to $514,000 for the first quarter of 2006 from $486,000 for the same period of the prior year primarily due to increased customer service fees. Noninterest expense of $3.4 million for the first quarter of 2006 was consistent with the prior year’s quarter.

Total assets increased by $22.2 million, or 2.9%, to $777.4 million at March 31, 2006 from $755.2 million at December 31, 2005. Significant contributing factors were growth in loans receivable of $19.5 million, and an increase of $2.2 million in Fed Funds sold. The increase in loans resulted primarily from loan originations exceeding repayments.

Total deposits increased by $16.8 million to $525.0 million at March 31, 2006 from $508.2 million at December 31, 2005. The increase primarily reflected growth in money market accounts due to competitive pricing and increased marketing efforts during the first quarter.

Equity increased $822,000 to $78.6 million at March 31, 2006 from $77.8 million at December 31, 2005. The net increase resulted primarily from net income of $1.1 million, ESOP shares earned of $300,000 and stock awards earned of $100,000, reduced by the payment of dividends of $603,000.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended March 31,
	2006	2005
	(In thousands)
Selected Operations Data
Total interest income	$10,309	$8,285
Total interest expense	5,560	3,472

Net interest income	4,749	4,813
Provision (recovery) for loan losses	71	80

Net interest income after provision for loan losses	4,678	4,733
Noninterest income	514	486
Noninterest expense	3,441	3,409

Income before taxes	1,751	1,810
Income tax provision	639	661

Net income	$1,112	$1,149

Earnings per share
Basic	$.27	$.27

Fully diluted	$.27	$.26

	March 31, 2006	December 31, 2006
	(In thousands)
Selected Financial Condition Data
Total assets	$777,397	$755,177
Cash and cash equivalents	16,184	13,873
Loans receivable, net	707,994	688,497
Securities available for sale	13,829	14,012
Deposits	524,983	508,156
BOLI	15,849	15,675
Advances from Federal Home Loan Bank	170,400	164,200
Stockholders’ equity	78,591	77,769

	Three months ended March 31,
	2006	2005
Selected Financial Ratios (1)
Return on average assets	.58%	.66%
Return on average equity	5.68	5.75
General and administrative expenses to average assets	1.79	1.96
Efficiency ratio (2)	65.38	64.33
Net interest margin	2.59	2.89

	As of March 31, 2006	As of March 31, 2005
Non-performing assets to total assets (3)	.00%	.45%
Book value per common share (4)	$19.29	$19.01

(1)	All applicable quarterly ratios reflect annualized figures.

(2)	Represents non interest expense divided by net interest income plus noninterest income. This was adversely impacted by a $99,000 loss on the CRA Housing Investment during both quarters.

(3)	Consists of assets 90 days past due.

(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.

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